                                                                   EXHIBIT 23(a)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 11, 2004 relating to the consolidated financial statements and financial statement schedules of American International Group, Inc. and subsidiaries (the "Company") as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, which report is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003. We also consent to the reference to our firm in Item 5 of this Registration Statement on Form S-8.

New York, New York
May 26, 2004

                                    /s/ PricewaterhouseCoopers LLP